Exhibit 99.1

Compass Pathways Announces Pricing of Underwritten Offering

London and New York, January 10, 2025
Compass Pathways plc (Nasdaq: CMPS), a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health, today announced the pricing of an underwritten offering of 24,014,728 American Depositary Shares (“ADSs”) and in lieu of ADS, to certain institutional investors, pre-funded warrants to purchase up to 11,044,720 ADSs. Each ADS and pre-funded warrant shall be accompanied by a warrant (“ADS Warrant”) to purchase one ADS, which has an exercise price of $5.796 per ADS, representing a 40% premium to the last sale price and will be exercisable following a specified data milestone. The offering price is $4.275 per ADS and accompanying ADS Warrant, and $4.2649 per pre-funded warrant and accompanying ADS Warrant. All of the securities are to be sold by Compass. The offering is expected to close on or about January 13, 2025, subject to satisfaction of customary closing conditions.
The offering was led by Deep Track Capital and included participation from high quality new and existing investors.
The gross proceeds to Compass from the offering, before deducting the underwriting discounts and commissions and other estimated offering expenses, are expected to be approximately $150 million, and up to approximately $353 million if the ADS Warrants are fully exercised for cash.
Compass intends to use the net proceeds from this offering, together with its existing cash and cash equivalents, to fund its ongoing COMP005 and COMP006 Phase 3 trials in treatment-resistant depression with data expected in the second quarter of 2025 and second half of 2026, respectively. Net proceeds will also be used to accelerate a late-stage development program in PTSD, and for working capital and general corporate purposes.
TD Cowen, Cantor, Stifel and RBC Capital Markets are joint book running managers for the offering.
The securities are being offered by Compass Pathways pursuant to a Registration Statement on Form S-3 (File no. 333-282522) previously filed on October 7, 2024 and declared effective by the SEC on October 17, 2024, and Compass Pathways will also file a final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov.
When available, copies of the prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from: TD Securities (USA) LLC, 1 Vanderbilt Avenue, New York, New York 10017, by telephone at (855) 495-9846 or by email at TD.ECM_Prospectus@tdsecurities.com; Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, New York, 10022, or by email at prospectus@cantor.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com; or RBC Capital Markets, LLC, Attention: Equity Syndicate Department, 200 Vesey Street, 8th Floor, New York, New York 10281; by phone at (877) 822-4089 or by email at equityprospectus@rbccm.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About Compass Pathways

Compass Pathways plc (Nasdaq: CMPS) is a biotechnology company dedicated to accelerating patient access to evidence-based innovation in mental health. Our focus is on improving the lives of those who are living with mental health challenges and who are not helped by existing standards of care. We are pioneering the development of a new model of psilocybin treatment, in which our proprietary formulation of synthetic psilocybin, COMP360, is administered in conjunction with psychological support. COMP360 has Breakthrough Therapy designation from the US Food and Drug Administration (FDA) and has received Innovative Licensing and Access Pathway (ILAP) designation in the UK for treatment-resistant depression (TRD).
Compass is headquartered in London, UK, with offices in New York and San Francisco in the US. Our vision is a world of mental wellbeing.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, forward-looking statements can be identified by terminology such as “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “objective”, “anticipate”, “believe”, “contemplate”, “estimate”, “predict”, “potential”, “continue” and “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include express or implied statements relating to, among other things, statements regarding the completion of the offering on the anticipated terms or at all, the size and terms of the offering, the timing of the closing of the offering, the anticipated proceeds to be received in the offering (including, without limitation, the proceeds, if any, from the exercise of the warrants) and the expected use of such proceeds. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Compass’s control and which could cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.
These risks, uncertainties, and other factors include, among others: uncertainties associated with our ability to complete this offering on the anticipated terms or at all, including the satisfaction of customary closing conditions; general economic and market conditions and we may not receive any additional funds upon the exercise of the ADS warrants; as well as risks and uncertainties inherent in our business including risks related to clinical development which is a lengthy and expensive process with uncertain outcomes, and therefore our clinical trials may be delayed or terminated and may be more costly than expected; we will require substantial additional funding to achieve our business goals and if we are unable to obtain this funding when needed and on acceptable terms, we could be forced to delay, limit or terminate our clinical trials; and those risks and uncertainties described under the heading “Risk Factors” in Compass’s most recent annual report on Form 10-K or quarterly report on Form 10-Q, the prospectus supplement related to the proposed public offering we plan to file and in other reports we have filed with the U.S. Securities and Exchange Commission (“SEC”), which are available on the SEC’s website at www.sec.gov. Except as required by law, Compass disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Compass’s current expectations and speak only as of the date hereof.
Enquiries
Media: media@compasspathways.com
Investors: Stephen Schultz, stephen.schultz@compasspathways.com, +1 401 290 7324